UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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IMH SECURED LOAN FUND, LLC
(Name of Registrant as Specified in Its Charter)

THE COMMITTEE TO PROTECT IMH SECURED LOAN FUND
LGM CAPITAL PARTNERS LLC
G. LOUIS GRAZIADIO III
WILLIAM R. LANG
TODD A. MIKLES
RONALD TUCEK
CLIFF RATLIFF
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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The Committee to Protect IMH Secured Loan Fund sent the following letter to members of the IMH Secured Loan Fund, LLC:

THE COMMITTEE TO PROTECT IMH SECURED LOAN FUND

June 8, 2010

Dear Members of IMH Secured Loan Fund, LLC:

YOU HAVE A CHOICE!

YOUR VOTE DETERMINES WHAT HAPPENS NOW AND IN THE FUTURE!

We understand that different investors have different objectives for their investment in IMH, especially given the dire state of the Fund.  Our plan offers you alternatives.  We plan to  generate excess cash flow for the Fund and offer you the opportunity to (1) have your units redeemed and (2) continue your investment as we work to maximize the value of the Fund.

The Fund has not performed as originally contemplated.  You can start to change the direction of the Fund NOW by changing the current manager TODAY.  The LGM plan offers you LIQUIDITY through disciplined management of the Fund’s assets.  LGM’s goal is to (1) generate distributable cash so you can have the opportunity to redeem units as you see fit and (2) work the Fund’s assets through this tough market to minimize realized losses, so you can get back as much of your investment as possible.

We fully appreciate your desire for the manager of your Fund to be transparent in how it is dealing with your assets. Upon being elected as the new manager of the Fund, LGM intends to institute a “member advisory board,” consisting of members of the Fund. LGM will consult with the member advisory board on strategies and goals for the Fund and your investment.  The implementation of a member advisory board will provide members of the Fund with a transparent view of how LGM is managing their assets and allow members of the Fund to have a say in the way in which their assets are managed.

LGM Plans to Reinstate Your Redemption Rights.

IMMEDIATELY FOLLOWING LGM’s APPOINTMENT as the new manager of the Fund, LGM will perform an asset-by-asset analysis of the Fund to determine the best way for the Fund to generate cash so we can be in a position to reinstate your redemption rights.  During the first 12 months, LGM will make it its goal to sell certain assets such as buildings, improved land and modified performing notes at reasonable (not fire sale) prices to begin to create LIQUIDITY so you can BEGIN TO GET YOUR MONEY BACK.   LGM intends to reinstate your redemption rights as soon as possible, making available any cash generated in excess of an appropriate amount reserved to protect the longer-term assets and fund the Fund’s operations.  Meanwhile, LGM will work aggressively, both directly and through strategic joint ventures, on the less liquid assets such as raw unentitled land and unimproved land.  LGM’s goals with these longer-term assets will be to (1) reduce their cashflow burden to the Fund, and (2) better position them for later sale, when greater value for these types of assets can be realized. LGM will continuously monitor the Fund’s cash position and make determinations to repurchase units on an ongoing basis, with the objective of providing the Fund’s members with an option of a reasonable and achievable exit strategy at different stages in the Fund’s lifecycle.

We recognize that because our fees will be based on the total assets under management, a policy to reinstate your redemption rights may decrease the amount of fees we collect.  We want to assure you that this will not factor into our management of the assets.  Our main objective in managing your assets is to restore value to the Fund and maximize your investment, but we are also interested in establishing strong relationships with you, the Fund’s members.  We understand that some investors are frustrated with the state of the Fund, and we assure you that we will manage your assets with an eye towards reinstating redemption rights through the generation of near-term cash flow, while making sure that we receive fair value for disposition of the assets sold to provide such cash.

LGM’s Plan Will Allow You to Choose to Participate in any Long-Term Increase in the Fund’s Value.

For those members who prefer not to redeem their investment, but instead would like to participate in the Fund on a going-forward basis, LGM will work to stabilize and grow the Fund. Given our experience in the development of commercial and residential real estate and in conducting workouts of distressed assets, we are confident that we will be able to stabilize the Fund’s assets and maximize their value for the benefit of the Fund’s members.  We recognize that when you invested in the Fund, you were not making an investment in owned real estate and distressed mortgage assets.  However, under the oversight of the current manager, this is the position that the Fund finds itself in, and we believe the Fund must adjust by appointing a new manager with experience in these areas.

As of March 31, 2010, the Fund owned 24 properties and anticipated the foreclosure on 22 additional properties by the end of 2010.  This means that by the end of 2010, the Fund expects to own 46 properties and 24 distressed mortgage assets.  We believe that with the proper development of the Fund’s properties and the appropriate restructuring and disposition of the Fund’s mortgage assets, we will be able to maximize the value of the Fund’s assets and provide a greater return on your investment.  LGM intends to create value from these properties through their development by entering into joint venture projects or other value-enhancing arrangements. Following the development of the Fund’s properties, we expect to collect income from the management of such properties and eventually sell them to third parties, all for the benefit of the Fund’s members.  Your investment is too important to leave 24 distressed mortgage assets and 46 properties, the majority of which are unentitled and undeveloped, to a manager that admits to not having a dedicated loan workout team and to having limited experience in managing and developing real estate.  LGM’s principals have extensive experience in the development of commercial and residential real estate and in restructuring mortgage assets.

Our business plan provides you with a “back to basics” asset-management approach. The success of our plan does not hinge on the success of an initial public offering that we do not believe the current manager can achieve given its track record and the current economic climate.  LGM’s objective is to provide members with a choice:  to exercise your redemption rights and have the Fund repurchase your units or to participate in the upside we anticipate creating through thoughtful management of the Fund’s assets.  In addition, our proposal will allow you to preserve the tax losses that you will realize upon the disposition of your membership units in the Fund, while the current manager has made an election that enables the new corporation to retain the built-in tax loss in its assets at the expense of the current members who will lose the benefit of their tax losses personally. You should be aware that if the Fund’s conversion transactions are adopted, but an initial public offering is unsuccessful, as we believe it will be, you will still lose the benefit of the tax losses personally.

The Committee strongly urges members NOT to respond to any solicitation made by the Fund, the current manager or their solicitors and NOT to return a WHITE consent card approving the Fund’s proposals. If you already returned a WHITE consent card but now believe that the current manager’s proposed conversion transaction is not in your best interest, you easily can revoke your prior consent by filling out the BLUE consent card today in favor of the Committee’s proposals.

Your vote is extremely important.  To have your vote counted for the Committee’s proposals you need to complete and return the enclosed BLUE consent card, or submit your vote by following the easy instructions to vote by telephone or by Internet.  We urge you to act promptly to ensure that you have a voice in deciding who will best serve your interests.

Thank you for your support.

Sincerely,

THE COMMITTEE TO PROTECT IMH SECURED LOAN FUND

PROTECT YOUR INVESTMENT!

Please Sign, Date and Return your BLUE Consent Card today.

DO NOT RETURN any White consent card you may receive from the current manager.

If you have already executed the White consent card,
you have every right to revoke consent by executing the BLUE Consent Card.

If you have any questions about how to execute your BLUE Consent Card,
Please call the firm assisting us with the solicitation:

INNISFREE M&A INCORPORATED
Toll-Free at 1-888-750-5834

VISIT OUR WEBSITE AT HTTP://WWW.LGMCAPITALPARTNERS.COM/

ADDITIONAL INFORMATION

The Committee to Protect IMH Secured Loan Fund has filed with the Securities and Exchange Commission a definitive consent solicitation statement and accompanying consent card to be used to solicit (a) consent revocations from the members of IMH Secured Loan Fund, LLC, with respect to the conversion transactions proposed by the Fund and its current manager and (b) consents from the Fund’s members in support of the removal of the current manager, Investors Mortgage Holdings Inc., replacement of the current manager with LGM Capital Partners LLC and amendment of the Fund’s fee structure.  The definitive consent solicitation statement and accompanying consent card were mailed to members of IMH Secured Loan Fund, LLC on or about June 4, 2010.

THE COMMITTEE STRONGLY ADVISES ALL MEMBERS OF THE FUND TO READ THE DEFINITIVE CONSENT SOLICITATION STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. SUCH CONSENT SOLICITATION STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE CONSENT SOLICITATION STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO:

Innisfree M&A Incorporated

Toll Free: 1-888-750-5834

Banks and Brokerage Firms Call Collect: 1-212-750-5833

The participants in the consent solicitation are LGM Capital Partners LLC, a Delaware limited liability company, and LGM Capital Partners LLC’s members, G. Louis Graziadio III, William R. Lang and Todd A. Mikles, as well as two members of the Fund, Ronald Tucek and Cliff Ratliff.  None of the participants has any direct or indirect interests in the matters to be acted upon pursuant to the consent solicitation other than as a member of the Fund or with respect to the proposal to elect and admit LGM Capital Partners LLC or its affiliate as the new manager of the Fund.  As of the date hereof, participants collectively own an aggregate of 25 membership units of the Fund, consisting of the following: (1) 20 membership units held by Ronald Tucek, of which LGM Capital Partners LLC owns the economic and beneficial ownership interest in 1 membership unit and (2) 5 membership units held by Cliff Ratliff.  More information about the participants and their interests is set forth in the definitive consent solicitation statement that has been filed by the Committee with the Securities and Exchange Commission and was mailed to members of IMH Secured Loan Fund, LLC on or about June 4, 2010.